Exhibit 107.1

Calculation of Filing Fee Table

Form S-3
(Form Type)

CeriBell, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	—	—	—	—	—	—
	Equity	Preferred Stock, par value $0.001 per share(1)	—	—	—	—	—	—
	Debt	Debt Securities	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—
	Other	Units	—	—	—	—	—	—
	Unallocated (Universal) Shelf	(2)	Rule 457(o)	—	N/A	$300,000,000(3)	0.0001381	$41,430
	Total Offering Amounts					$300,000,000		$41,430
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$41,430

(1) Includes rights to acquire common stock or preferred stock of CeriBell, Inc. under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(2) An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional securities is being registered as may be issued from time to time upon conversion of, or exchange for, any preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to any anti-dilution adjustments with respect to any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities issuable as a result of stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for securities that are issued upon conversion of, or exchange for, preferred stock or debt securities, or upon exercise of warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.